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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                   FORM 12B-25

                         Commission File No.: 001-16448

                           NOTIFICATION OF LATE FILING

                                  (Check One):

                        [ ] Form 10-K and [ ] Form 10-KSB

                                  [ ] Form 11-K

                                  [ ] Form 20-F

                                  [X] Form 10-Q

                                 [ ] Form N-SAR

                        FOR PERIOD ENDED: April 30, 2002

                       [ ] TRANSITION REPORT ON FORM 10-K
                       [ ] TRANSITION REPORT ON FORM 10-Q
                       [ ] TRANSITION REPORT ON FORM 20-F
                       [ ] TRANSITION REPORT ON FORM N-SAR
                       [ ] TRANSITION REPORT ON FORM 11-K

                   FOR THE TRANSITION PERIOD ENDED: _________

    NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE COMMISSION HAS
                   VERIFIED ANY INFORMATION CONTAINED HEREIN.

      IF THE NOTIFICATION RELATES TO A PORTION OF THE FILING CHECKED ABOVE,
                 IDENTIFY THE ITEM(S) TO WHICH THE NOTIFICATION
                        RELATES:_________________________


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                         PART I REGISTRATION INFORMATION

              FULL NAME OF REGISTRANT: HOLIDAY RV SUPERSTORES, INC.

                           FORMER NAME IF APPLICABLE:

                      ADDRESS OF PRINCIPAL EXECUTIVE OFFICE
             (STREET AND NUMBER): 200 EAST BROWARD BLVD., SUITE 920
                         FORT LAUDERDALE, FLORIDA 33301

                        PART II. RULE 12B-25 (B) AND (C)

      IF THE SUBJECT REPORT COULD NOT BE FILED WITHOUT UNREASONABLE EFFORT OR EXPENSE AND THE REGISTRANT SEEKS RELIEF PURSUANT TO RULE 12B-25 (B),
         THE FOLLOWING SHOULD BE COMPLETED. (CHECK BOX IF APPROPRIATE.)

[X] (A) THE REASONS DESCRIBED IN REASONABLE DETAIL IN PART III OF THIS FORM COULD NOT BE ELIMINATED WITHOUT UNREASONABLE EFFORT OR EXPENSE;

[X] (B) THE SUBJECT ANNUAL REPORT, SEMI-ANNUAL REPORT, TRANSITION REPORT ON FORM 10-K, FORM 20-F, 11-K OR FORM N-SAR, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE 15TH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; OR THE SUBJECT QUARTERLY REPORT OR TRANSITION REPORT ON FORM 10-Q, OR PORTION THEREOF WILL BE FILED ON OR BEFORE THE FIFTH CALENDAR DAY FOLLOWING THE PRESCRIBED DUE DATE; AND

[ ]      (C) THE ACCOUNTANT'S STATEMENT OR OTHER EXHIBIT REQUIRED BY RULE 12B-25
             (C) HAS BEEN ATTACHED IF APPLICABLE.

                               PART III NARRATIVE

         State below in reasonable detail the reasons why Form 10-K, 11-K, 20-F, 10-Q, N-SAR or the transition report portion thereof could not be filed within the prescribed time period. (Attach extra sheets if needed.)

         The Form 10-Q for the period ended April 30, 2002 could not be filed within the prescribed period because of delays in preparation of the financial statements.


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                            PART IV OTHER INFORMATION

         (1) Name and telephone number of person to contact in regard to this notification:

             Anthony D. Borzillo        (954)                  522-9903
             -------------------      -----------          ------------------
             (Name)                   (Area Code)          (Telephone Number)

         (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                  [X] Yes                   [ ] No

         (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                  [ ] Yes                   [X] No

         If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


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                          HOLIDAY RV SUPERSTORES, INC.

                  (NAME OF REGISTRANT AS SPECIFIED IN CHARTER)

         Has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: June 14, 2002                    By: /s/ Anthony D. Borzillo
                                           -------------------------------------
                                               Anthony D. Borzillo
                                               Vice President, and Chief
                                               Financial Officer